Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports First Quarter 2020 Financial Results and Updates on the Coronavirus Pandemic and the Paycheck Protection Program
Alexandria, Louisiana, April 29, 2020, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”), (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the first quarter of 2020 and provided an update on the Bank's response to the outbreak of the novel coronavirus ("COVID-19") pandemic and its participation in the Small Business Administration ("SBA") Paycheck Protection Program ("PPP").
Net income for the first quarter of 2020 was $6.7 million, or $0.92 per diluted common share ("EPS"), which was consistent with $6.7 million, or $0.92 EPS, for the fourth quarter of 2019, and an increase of $1.0 million, or 18.4%, compared to $5.7 million, or $0.85 EPS, for the first quarter of 2019.
COVID-19 Pandemic and the Paycheck Protection Program Update
In January and February of 2020, Red River Bank had normal banking operations. However, March and April of 2020 were dominated by the global outbreak of the COVID-19 pandemic, the passage of the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, and the implementation of the PPP. During March 2020, the governor of Louisiana closed schools, required nonessential businesses to reduce operations or to close, and recommended that residents self-quarantine at home.
In order to support our customers and communities during this crisis, our bankers promptly assisted our customers with loan adjustments, monitored the CARES Act, implemented the PPP, and adjusted customers' fees. On Saturday, April 4, 2020, Red River Bank began accepting PPP loan applications with an easy to use, efficient, and digital process. Additionally, we suspended or reduced various fees to assist our customers during this crisis.
Blake Chatelain, President and Chief Executive Officer stated, "The coronavirus pandemic has been an unprecedented event for Louisiana, the United States, and the world. This health crisis and the resulting economic disruption has had a significant impact on our customers and communities. We recognize that community banks are an essential part of the local economy, and we have been determined to support our customers, while also protecting our team members. In March and April, we continued offering full banking services while allowing lobby access through appointments, updated customers on relief loan programs, offered deferrals on loans, adjusted loan payment terms, and made emergency loans to our customers."
Regarding PPP loans, Mr. Chatelain explained, "On Saturday, April 4, 2020, we began accepting applications for loans under the PPP. We developed a simple, digital process for borrowers to complete the PPP application, to provide their required documents, and to digitally sign the application without coming into the Bank. Within five days, we received over 1,000 PPP applications and supporting documents, performed the credit review, posted the application to the SBA E-Tran system, and funded PPP loans. As of April 20, 2020, we reserved approximately 1,100 PPP loans for $190.0 million with the SBA under the initial PPP. Of the 1,100 loans, 88% were for small businesses requesting $350,000 or less, and our average PPP loan size was $173,000. We are also participating in the second PPP which began on Monday, April 27, 2020. We hope these funds allow these companies to maintain their businesses, keep their teams employed, and continue to provide important services to our communities."
Mr. Chatelain notes, "We are in the midst of this crisis, and our priority is taking care of our customers and employees; however, we realize that the pandemic will also have implications for Red River Bank. The prospect for a successful economic recovery is dependent on containing the outbreak, reopening businesses, and getting people back to work. The Louisiana economy is also affected by the recent decrease in oil prices. We are monitoring credit issues extremely closely, and in anticipation of potential future loan losses, we increased the provision for loan losses for the first quarter by $125,000. We expect that our income from the PPP program will be offset by the costs associated with implementing the program and increased loan provision expense. Also, net interest income and net interest margin are expected to be negatively affected by the extremely low interest rate environment. Our company is well positioned to continue supporting our customers during these challenging times. We are well capitalized, have good liquidity, a strong core deposit franchise, a diversified loan portfolio, and a dedicated team of bankers."
First Quarter 2020 Performance and Operational Highlights

•
Net income was $6.7 million for both the first quarter of 2020 and the fourth quarter of 2019. For the first quarter of 2020, the quarterly return on assets was 1.36%, and the quarterly return on equity was 10.53%.

•
The Company changed the timing and frequency for payment of its cash dividends. Beginning with the first quarter of 2020, our board of directors and management will evaluate the payment of cash dividends on a quarterly basis, rather than annually as was done in 2018 and 2019. The decision whether to pay a quarterly cash dividend will be based upon the Company's prior quarter profitability and current capital levels, among other factors. In the first quarter of 2020, the Company declared and paid a quarterly cash dividend of $0.06 per common share. As of March 31, 2020, the Company had $264.2 million of stockholders' equity resulting in a leverage ratio (Tier 1 risk-based capital to average assets) of 12.89%.

•
As of March 31, 2020, the Company had $2.01 billion of assets, $1.45 billion of loans held for investment ("HFI"), and $1.73 billion of deposits. The loans HFI to deposits ratio was 83.77%, and the noninterest-bearing deposits to total deposits ratio was 35.15%.

•
The net interest margin was negatively impacted by two significant Federal Reserve rate decreases which occurred in March 2020 in response to the COVID-19 pandemic. The net interest margin, fully tax equivalent basis ("FTE"), decreased nine basis points to 3.41% for the first quarter of 2020, compared to 3.50% for the prior quarter.

•
Due to the expected economic impact of COVID-19 related closures on businesses and consumers throughout Louisiana, our provision for loan losses was $125,000 higher for the first quarter of 2020 than the prior quarter.

•	Security portfolio transactions increased in the first quarter of 2020, resulting in a $383,000 gain on the sale of securities compared to $13,000 for the fourth quarter of 2019.

•
In the first quarter of 2020, we completed final resolution on the remaining assets relating to an acquired subsidiary, and the company was dissolved. As a result of these nonrecurring transactions, expenses were reduced by $311,000.

•	The Bank did not have an FDIC insurance assessment for the fourth quarter of 2019 or the first quarter of 2020.

•
Effective January 1, 2020, a new, optional community bank leverage ratio ("CBLR") framework was available to qualifying financial institutions. Although both the Company and the Bank qualify for the CBLR framework, management does not currently intend to utilize the CBLR framework and will continue to calculate and report Basel III risk-based capital results.

•
Late in 2019, we purchased a banking center building in Sulphur, Louisiana, located in our Southwest Louisiana market. This property was remodeled and opened as the newest Red River Bank banking center during the first quarter of 2020.

Regarding the first quarter activity, Mr. Chatelain stated, "In addition to reacting to the coronavirus pandemic and implementing the PPP in the first quarter of 2020, we had steady balance sheet growth, consistent net income, closed a subsidiary, and opened a new banking center. We completed the successful resolution of a small subsidiary acquired with our Southeast market expansion. As part of our continued Southwest Louisiana market organic expansion, we hired additional local, experienced bankers and on March 23, 2020, opened a full-service banking center in Sulphur, Louisiana. We are actively evaluating other new properties in this market and plan to continue growing Red River Bank throughout Louisiana."
Net Interest Income and Net Interest Margin (FTE)
Net interest income and net interest margin (FTE) for the first quarter of 2020 were negatively impacted by the March 2020 150 basis point decrease to the target federal funds rate by the Federal Reserve.
Net interest income for the first quarter of 2020 was $16.1 million, which was $255,000, or 1.6%, lower than the fourth quarter of 2019, mainly due to a $204,000 decrease in interest and dividend income. Interest and dividend income decreased due to the lower interest rate environment and the impact on variable rate earning assets, partially offset by a 2.0% increase in interest-earning assets.
The net interest margin (FTE) decreased nine basis points to 3.41% for the first quarter of 2020, compared to 3.50% for the prior quarter, mainly due to the significant Federal Reserve rate decreases in the first quarter. The yield on loans decreased three basis points due to the impact of the lower interest rate environment on new, renewed, and floating rate loans. As of March 31, 2020, floating rate loans were 15.9% of loans HFI. The yield on federal funds sold decreased 29 basis points. The yield on taxable securities decreased 22 basis points due to the negative impact of the lower interest rate environment on the mortgage-backed securities sector, partially offset by restructuring transactions that improved the yield on the funds reinvested. The resulting yield on interest-earning assets was 3.89% for the first quarter of 2020, compared to 3.97% for the fourth quarter of 2019. As a result of competition for deposits, the cost of deposits was 0.58% for the first quarter of 2020, compared to 0.57% for the prior quarter.

Provision for Loan Losses
We increased the provision for loan losses $125,000 to $503,000 for the first quarter of 2020, compared to $378,000 for the prior quarter, due to expected economic pressures relating to the COVID-19 pandemic.
Noninterest Income
Noninterest income totaled $4.7 million for the first quarter of 2020, an increase of $542,000, or 12.9%, compared to $4.2 million for the previous quarter. The increase was mainly due to a larger gain on the sale of securities and higher brokerage and mortgage income.
The gain on the sale of securities was $383,000 for the first quarter of 2020 due to proactive portfolio restructuring executed in response to the changing interest rate environment, compared to a $13,000 gain in the prior quarter.
Brokerage income for the first quarter of 2020 totaled $744,000, an increase of $171,000, or 29.8%, compared to the previous quarter. This record level of income was due to additional funds invested by existing clients.
Mortgage loan income totaled $889,000 for the first quarter of 2020, an increase of $73,000, or 8.9%, from the previous quarter's total of $816,000. The growth in mortgage loan income was driven by the increased demand as a result of a lower interest rate environment.
As mentioned in the COVID-19 update, we suspended or reduced various fees to assist our customers during this crisis. Effective April 1, 2020, we waived all consumer loan and credit card late fees and reduced the non-sufficient fund fee by 50%. We expect these changes will adversely affect our ongoing noninterest income.
Operating Expenses
Operating expenses for the first quarter of 2020 totaled $12.0 million, an increase of $62,000, or 0.5%, compared to $11.9 million for the fourth quarter of 2019. The increase was mainly due to higher personnel expenses, legal and professional fees, and other taxes, partially offset by a nonrecurring expense reduction in other operating expenses.
Personnel expenses totaled $7.3 million for the first quarter of 2020, up $200,000, or 2.8%, from the fourth quarter of 2019. This increase was due to staff added in our Southwest Louisiana market resulting from the opening of our Sulphur full-service banking center, increased revenue-based commission compensation, and the restarting of payroll tax wage limits.
Legal and professional expenses totaled $495,000 for the first quarter of 2020, up $92,000, or 22.8%, from the fourth quarter of 2019 due to higher than normal legal expenses.
Other taxes totaled $437,000 for the first quarter of 2020, up $91,000, or 26.3%, from the fourth quarter of 2019. For the fourth quarter of 2019, the State of Louisiana bank stock tax expense benefited from a $53,000 nonrecurring year-end adjustment.
Other operating expenses decreased by $274,000 for the first quarter of 2020, compared to the previous quarter. This decrease was mainly due to a nonrecurring $311,000 expense reduction related to the dissolution of an acquired subsidiary.
Loans and Asset Quality
Loans HFI as of March 31, 2020, were $1.45 billion, an increase of $8.4 million, or 0.6%, from December 31, 2019. The increase in loans in the first quarter of 2020 was primarily due to new loan activity in our newer markets.
Nonperforming assets ("NPA(s)") totaled $6.1 million as of March 31, 2020, down $361,000, or 5.6%, from December 31, 2019, primarily due to the sale of foreclosed assets. The ratio of NPAs to total assets improved to 0.30% as of March 31, 2020, from 0.33% as of December 31, 2019.
As of March 31, 2020, the allowance for loan losses ("ALL") was $14.4 million and the ratio of ALL to loans HFI was 0.99%. The net charge-off ratio was 0.00% for the first quarter of 2020 and 0.02% for the fourth quarter of 2019.
As discussed in the COVID-19 update, as of April 20, 2020, we reserved approximately 1,100 PPP loans for $190.0 million with the SBA. The average PPP loan size was $173,000, and PPP loans represent approximately 11.6% of proforma loans HFI as of April 20, 2020. Also, to support our customers during the COVID-19 crisis, we deferred loan payments for many of our customers. In March of 2020 and through April 20, 2020, we deferred loan payments on approximately 390 loans totaling $200.0 million, or 13.8%, of loans HFI as of March 31, 2020. Loans with principal and interest deferrals accounted for 2.9% of loans HFI as of March 31, 2020. The remaining deferrals were for principal payments only, with continued interest payments required during the deferral period.
Due to COVID-19 related closures of businesses and the effect on their employees, vendors, and customers, we are closely monitoring asset quality and are expecting an increased level of problem loans. This would likely result in an increase to our provision for loan losses throughout 2020.
Although the economic effect of the COVID-19 outbreak remains uncertain, the following table shows loans HFI in the industries that we believe are most likely to be affected by this crisis:

	March 31, 2020
(dollars in thousands)	Amount	Percent of Loans HFI
Hospitality services:
Hotels	$20,616	1.4%
Restaurants - full service	11,116	0.8%
Restaurants - limited service	11,642	0.8%
Other	3,515	0.2%
Total hospitality services	$46,889	3.2%

Retail trade:
Automobile dealers	$37,826	2.6%
Other retail	26,183	1.8%
Total retail trade	$64,009	4.4%

Energy	$30,113	2.1%
The following table shows loans HFI in other non-industry specific areas that we believe may be affected by this crisis:

	March 31, 2020
(dollars in thousands)	Amount	Percent of Loans HFI
Loans collateralized by non-owner occupied properties leased to retail establishments	$40,611	2.8%

Credit card loans:
Commercial	$1,244	0.1%
Consumer	819	—%
Total credit card loans	$2,063	0.1%
Deposits
Deposits as of March 31, 2020, were $1.73 billion, an increase of $6.7 million, or 0.4%, compared to December 31, 2019. Average deposits for the first quarter of 2020 were $1.72 billion, an increase of $33.3 million, or 2.0%, from the prior quarter.
Noninterest-bearing deposits totaled $607.3 million as of March 31, 2020, up $22.4 million, or 3.8%, from December 31, 2019, due to normal fluctuations in customer account balances and adding new accounts. As of March 31, 2020, noninterest-bearing deposits were 35.15% of total deposits.
Interest-bearing deposits totaled $1.12 billion as of March 31, 2020, down $15.7 million, or 1.4%, compared to December 31, 2019. This decrease was a result of normal seasonal drawdowns as public entity customers distributed their year-end funds to other organizations.
Stockholders’ Equity
Total stockholders’ equity increased to $264.2 million as of March 31, 2020, from $251.9 million as of December 31, 2019. The $12.3 million increase in stockholders’ equity during the first quarter of 2020 was attributable to $6.7 million of net income and a $5.8 million, net of tax, market adjustment to accumulated other comprehensive income related to available for sale securities, partially offset by $439,000 in cash dividends. We paid our first quarterly cash dividend of $0.06 per share on March 26, 2020.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Security and Exchange Commission's ("SEC") rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures, or both.
Management and the board of directors review tangible book value per share and tangible common equity to tangible assets as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 25 banking centers throughout Louisiana. Banking centers are located in the following Louisiana markets: Central Louisiana, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest Louisiana, which includes the Shreveport-Bossier City MSA; Southeast Louisiana, which includes the Baton Rouge MSA; Southwest Louisiana, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019

Net Income	$6,745	$6,743	$5,696

Per Common Share Data:
Earnings per share, basic	$0.92	$0.92	$0.86
Earnings per share, diluted	$0.92	$0.92	$0.85
Book value per share	$36.08	$34.48	$30.46
Tangible book value per share	$35.87	$34.27	$30.23
Cash dividends per share	$0.06	$—	$0.20
Weighted average shares outstanding, basic	7,313,279	7,306,221	6,632,482
Weighted average shares outstanding, diluted	7,351,409	7,347,602	6,668,029

Summary Performance Ratios:
Return on average assets	1.36%	1.37%	1.24%
Return on average equity	10.53%	10.72%	11.69%
Net interest margin	3.36%	3.45%	3.47%
Net interest margin (FTE)	3.41%	3.50%	3.52%
Efficiency ratio	57.40%	57.90%	59.52%
Loans HFI to deposits ratio	83.77%	83.60%	79.78%
Noninterest-bearing deposits to deposits ratio	35.15%	33.98%	33.45%
Noninterest income to average assets	0.95%	0.85%	0.72%
Operating expense to average assets	2.41%	2.41%	2.43%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.30%	0.33%	0.34%
Nonperforming loans to loans HFI	0.36%	0.37%	0.46%
Allowance for loan losses to loans HFI	0.99%	0.97%	0.97%
Net charge-offs to average loans	0.00%	0.02%	0.00%

Capital Ratios:
Total stockholders' equity to total assets	13.14%	12.67%	10.52%
Tangible common equity to tangible assets	13.07%	12.60%	10.45%
Total risk-based capital to risk-weighted assets	18.18%	18.02%	16.52%
Tier 1 risk-based capital to risk-weighted assets	17.21%	17.07%	15.57%
Common equity Tier 1 capital to risk-weighted assets	17.21%	17.07%	14.78%
Tier 1 risk-based capital to average assets	12.89%	12.82%	11.50%

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
ASSETS
Cash and due from banks	$31,858	$25,937	$32,724	$29,854	$32,371
Interest-bearing deposits in other banks	48,605	107,355	73,598	71,761	145,593
Securities available-for-sale	401,944	335,573	341,900	318,082	319,353
Equity securities	3,998	3,936	3,954	3,924	3,869
Nonmarketable equity securities	1,354	1,350	1,347	1,342	1,303
Loans held for sale	6,597	5,089	4,113	6,029	2,210
Loans held for investment	1,447,362	1,438,924	1,413,162	1,393,154	1,349,181
Allowance for loans losses	(14,393)	(13,937)	(13,906)	(13,591)	(13,101)
Premises and equipment, net	41,711	41,744	39,828	40,032	40,033
Accrued interest receivable	5,240	5,251	4,928	5,570	4,988
Bank-owned life insurance	21,987	21,845	21,707	21,570	21,434
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,454	4,553	4,651	4,748	4,844
Other assets	8,438	9,059	9,302	8,897	8,494
Total Assets	$2,010,701	$1,988,225	$1,938,854	$1,892,918	$1,922,118

LIABILITIES
Noninterest-bearing deposits	$607,322	$584,915	$615,051	$576,934	$565,757
Interest-bearing deposits	1,120,460	1,136,205	1,061,800	1,057,656	1,125,377
Total Deposits	1,727,782	1,721,120	1,676,851	1,634,590	1,691,134
Other borrowed funds	—	—	—	—	—
Junior subordinated debentures	—	—	—	5,155	11,341
Accrued interest payable	2,307	2,222	1,925	1,998	1,967
Lease liabilities	4,511	4,603	4,688	4,773	4,856
Accrued expenses and other liabilities	11,926	8,382	10,001	8,491	10,636
Total Liabilities	1,746,526	1,736,327	1,693,465	1,655,007	1,719,934
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	68,177	68,082	68,082	68,082	41,271
Additional paid-in capital	1,333	1,269	1,205	1,141	1,091
Retained earnings	188,877	182,571	175,828	168,981	163,443
Accumulated other comprehensive income (loss)	5,788	(24)	274	(293)	(3,621)
Total Stockholders' Equity	264,175	251,898	245,389	237,911	202,184
Total Liabilities and Stockholders' Equity	$2,010,701	$1,988,225	$1,938,854	$1,892,918	$1,922,118

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019

INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$16,466	$16,544	$15,504
Interest on securities	1,791	1,894	1,763
Interest on federal funds sold	113	150	212
Interest on deposits in other banks	206	192	416
Dividends on stock	4	4	9
Total Interest and Dividend Income	18,580	18,784	17,904
INTEREST EXPENSE
Interest on deposits	2,492	2,441	2,296
Interest on junior subordinated debentures	—	—	156
Total Interest Expense	2,492	2,441	2,452
Net Interest Income	16,088	16,343	15,452
Provision for loan losses	503	378	526
Net Interest Income After Provision for Loan Losses	15,585	15,965	14,926
NONINTEREST INCOME
Service charges on deposit accounts	1,228	1,270	1,026
Debit card income, net	755	782	695
Mortgage loan income	889	816	514
Brokerage income	744	573	365
Loan and deposit income	300	389	346
Bank-owned life insurance income	142	137	133
Gain (Loss) on equity securities	63	(19)	48
Gain (Loss) on sale of securities	383	13	—
SBIC income	178	185	120
Other income	49	43	49
Total Noninterest Income	4,731	4,189	3,296
OPERATING EXPENSES
Personnel expenses	7,348	7,148	6,640
Occupancy and equipment expenses	1,185	1,268	1,175
Technology expenses	586	596	544
Advertising	261	204	209
Other business development expenses	295	281	282
Data processing expense	450	462	459
Other taxes	437	346	353
Loan and deposit expenses	246	247	223
Legal and professional expenses	495	403	319
Regulatory assessment expense	26	38	142
Other operating expenses	621	895	812
Total Operating Expenses	11,950	11,888	11,158
Income Before Income Tax Expense	8,366	8,266	7,064
Income tax expense	1,621	1,523	1,368
Net Income	$6,745	$6,743	$5,696

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTERST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,449,995	$16,466	4.50%	$1,428,978	$16,544	4.53%	$1,344,523	$15,504	4.61%
Securities - taxable	262,417	1,267	1.93%	258,491	1,392	2.15%	261,325	1,378	2.11%
Securities - tax-exempt	86,891	524	2.41%	85,749	502	2.34%	64,630	385	2.38%
Federal funds sold	34,030	113	1.32%	36,470	150	1.61%	34,228	212	2.48%
Interest-bearing balances due from banks	59,756	206	1.36%	45,565	192	1.65%	70,473	416	2.36%
Nonmarketable equity securities	1,351	4	1.07%	1,346	4	1.19%	1,299	4	1.23%
Investment in trusts	—	—	—%	—	—	—%	341	5	5.95%
Total interest-earning assets	1,894,440	$18,580	3.89%	1,856,599	$18,784	3.97%	1,776,819	$17,904	4.03%
Allowance for loan losses	(14,078)			(13,969)			(12,735)
Noninterest earning assets	115,245			112,130			101,545
Total assets	$1,995,607			$1,954,760			$1,865,629
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$795,390	$986	0.50%	$747,293	$968	0.51%	$753,617	$962	0.52%
Time deposits	335,629	1,506	1.81%	334,499	1,473	1.75%	334,759	1,334	1.62%
Total interest-bearing deposits	1,131,019	2,492	0.89%	1,081,792	2,441	0.90%	1,088,376	2,296	0.86%
Junior subordinated debentures	—	—	—%	—	—	—%	11,341	156	5.58%
Other borrowings	80	—	0.55%	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,131,099	$2,492	0.89%	1,081,792	$2,441	0.90%	1,099,717	$2,452	0.90%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	590,370			606,329			552,204
Accrued interest and other liabilities	16,584			17,191			16,027
Total noninterest-bearing liabilities	606,954			623,520			568,231
Stockholders’ equity	257,554			249,448			197,681
Total liabilities and stockholders’ equity	$1,995,607			$1,954,760			$1,865,629
Net interest income		$16,088			$16,343			$15,452
Net interest spread			3.00%			3.07%			3.13%
Net interest margin			3.36%			3.45%			3.47%
Net interest margin FTE(3)			3.41%			3.50%			3.52%
Cost of deposits			0.58%			0.57%			0.57%
Cost of funds			0.53%			0.52%			0.56%

(1)
Includes average outstanding balances of loans held for sale of $4.2 million, $4.3 million, and $2.5 million for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

(2)	Nonaccrual loans are included as loans carrying a zero yield.

(3)	Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
Tangible common equity
Total stockholders' equity	$264,175	$251,898	$202,184
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity	$262,629	$250,352	$200,638
Common shares outstanding	7,322,532	7,306,221	6,636,926
Book value per common share	$36.08	$34.48	$30.46
Tangible book value per common share	$35.87	$34.27	$30.23

Tangible assets
Total assets	$2,010,701	$1,988,225	$1,922,118
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets	$2,009,155	$1,986,679	$1,920,572
Total stockholder's equity to total assets	13.14%	12.67%	10.52%
Tangible common equity to tangible assets	13.07%	12.60%	10.45%